Exhibit 99.1

CEDAR SHOPPING CENTERS, INC.
44 South Bayles Avenue
Port Washington, New York 11050

Contact:	Leo S. Ullman
President
(516) 767-6492

FOR IMMEDIATE RELEASE:

CEDAR SHOPPING CENTERS, INC. ANNOUNCES FIRST QUARTER RESULTS

Port Washington, New York – May 5, 2005 – Cedar Shopping Centers, Inc., (NYSE: “CDR”) (the “Company”), today reported net income for the quarter ended March 31, 2005 of $2,618,000 compared to $1,343,000 for the same period last year. Net income applicable to common shareholders for the quarter ended March 31, 2005 was $1,354,000, or $0.07 per share, compared to $1,343,000, or $0.08 per share, for the same period last year.  The average number of shares of common stock outstanding during the first quarter of 2005 was 19,351,000 compared to 16,456,000 during the corresponding quarter of 2004.

Highlights

•	Funds from operations (“FFO”) for the first quarter of 2005 increased by 44.6% to $4.87 million ($0.25 per share/OP Unit), from $3.37 million ($0.20 per share/OP Unit) for the corresponding quarter of 2004. The average number of shares of common stock/OP Units outstanding during the first quarter of 2005 was 19,805,000 compared to 16,895,000 during the corresponding quarter of 2004.

•	Total revenues for the first quarter of 2005 were $16.53 million as compared to $11.28 million for the first quarter of 2004, an increase of 46.6%.

•	Net cash flows provided by operating activities increased to $1.81 million for the three months ended March 31, 2005, compared with $1.65 million for the corresponding period of 2004.

•
The Company’s redevelopment projects are proceeding generally on time and within budget.  The largest of these projects is the +/-500,000 sq. ft. Camp Hill Shopping Center in Camp Hill, Pennsylvania, where Phase I, the in-line retail portion, has been substantially completed, and Phase II, completion of a 91,000 sq. ft. Giant supermarket replacing a vacant Montgomery Ward store, plus construction of a new 40,000 sq. ft. fully-leased medical office building, is expected to come “on stream” and contribute meaningfully to FFO commencing in the latter half of 2005.  Phase III, consisting of a fitness facility of 41,000-46,000 sq. ft. plus ancillary retail, is expected to be completed in mid-2006.  Other redevelopment projects include, the Golden Triangle Shopping Center in Lancaster, Pennsylvania, Hamburg Commons in Hamburg, Pennsylvania, and the Carbondale Shopping Center in Carbondale, Pennsylvania, all of which involve current re-leasing and redevelopment of a former Ames store and other vacancies.  Other redevelopment projects involve Halifax, Newport, Huntingdon and Lake Raystown, Pennsylvania. In addition, the Company is developing a new Giant supermarket-anchored center in Hanover Township, near Hershey, Pennsylvania, which is expected to be completed with tenants in occupancy by year-end.

•
Occupancy for the portfolio as of March 31, 2005, including the various redevelopment properties, was approximately 88%; excluding the redevelopment properties, the occupancy level was approximately 97%.

•
The Company has approximately 314,000 sq. ft. of signed leases at March 31, 2005 for tenants who are not yet in occupancy, representing approximately $4.2 million in annualized base rents commencing at various dates throughout the next 15 months.

•	The Company is currently paying dividends at the annual rate of $0.90 per share of common stock, which amounts are expected to be fully covered by FFO.

•	The Company’s total assets as of March 31, 2005 were $551 million compared to $537 million as of December 31, 2004.

•
Fixed-rate mortgages as of March 31, 2005 were $161 million; variable-rate mortgages, including draw downs under the Company’s revolving credit facility, were $106 million, and total debt was $267 million, or 48.5% of the Company’s assets. The Company’s pro-rata share of total debt was 40.2% of its total market capitalization.

•
The Company issued 1,200,000 additional shares of its 8-7/8% Series A Cumulative Redeemable Preferred Stock and 2,990,000 shares of its Common Stock in April 2005.  The aggregate proceeds of approximately $70 million were used to repay amounts outstanding on the Company’s revolving credit facility.  Based on the closing stock prices for the Preferred and Common Stock at the date of the offerings, the ratio of total debt to assets would have been 35.8% and the ration of pro-rata debt to total market capitalization would have been 28.1%.

•
The Company has issued “Supplemental Financial Information” for the period ended March 31, 2005, and has filed such information today as an exhibit to its Form 8-K, which will also be available on the Company’s website at http://www.cedarshoppingcenters.com.

Acquisitions Subsequent to March 31, 2005

On April 25, 2005, the Company closed on purchases of 21 properties included in a portfolio of primarily drug store-anchored properties in Ohio, Pennsylvania and New York.  The aggregate consideration for the properties, excluding closing costs, was approximately $67.9 million, consisting of (i) approximately $27.6 million of new first mortgage financings at a weighted average interest rate of approximately 5.2%, fixed for a 10-year term; (ii) the assumption of approximately $8.4 million of existing financing at a weighted average interest rate of 7.4%, (iii) approximately $13.8 million in newly issued Operating Partnership Units (convertible into common stock of the Company); and (iv) approximately $18.1 million drawn from the Company’s revolving credit facility.

Portfolio

The Company, as of this date, has a portfolio of 54 properties, mostly supermarket-anchored community shopping centers as well as drug store-anchored convenience centers, located in seven states, with approximately 5.6 million square feet of GLA. The Company expects to conclude additional acquisitions during the balance of the year.

New Leases

Annual base rents, excluding tenant reimbursements, for leases that have been signed and for which the tenants have not yet occupied their premises at properties owned at March 31, 2005, presently amount to approximately $4.2 million.  Revenues from these leases are expected to commence on the following schedule:

Quarter ending	Annualized base rent

June 30, 2005	$862,000
September 30, 2005	1,525,000
December 31, 2005	1,723,000
June 30, 2006	65,000

$4,175,000

After giving effect to such new leases, the occupancy rate for the portfolio of properties held as of March 31, 2005 would have increased from 88% to approximately 94%.

Guidance

The Company continues to expect FFO for 2005 to be in the range of $1.10-$1.20 per share/OP Unit, as previously-announced.

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2005 for further details.

Overview by Management

Leo Ullman, CEO, in a statement said:  “We have continued to execute our growth plan, our redevelopment projects and other value-added programs.  This has been accomplished with an excellent management team, a thorough and a thoughtful Board of Directors and an ever-growing and continuously supportive group of institutional and individual shareholders.  We are proud of our Company’s fine accomplishments to date and of the efforts of our growing staff.  We fully expect to continue to accomplish, and to evidence, growth in value for our shareholders.”

Tom O’Keeffe, CFO, noted:  “We have been able to continue our growth with modest additional equity raises, while maintaining our guidance which we have reaffirmed today.”

Investor Conference Call

The Company, with  Leo S. Ullman, CEO, and Thomas J. O’Keeffe, CFO, will host a conference call to discuss first quarter results on May 6 at 11:00 AM (EDT) as follows:

Dial-In Information

U.S. dial-in number	1-800-329-9097
International dial-in number	617-614-4929
Participant Passcode in each case	87307760

Replay of the Conference Call  (Available from May 6 at 1:00 pm through May 13 at 5:00 pm)

U.S. dial-in number	888-286-8010
International dial-in number	617-801-6888
Participant Passcode in each case	87141939

About Cedar Shopping Centers, Inc.

Cedar Shopping Centers, Inc., with headquarters in Port Washington, New York, is a fully-integrated, self-administered and self-managed real estate investment trust (“REIT”) listed on the New York Stock Exchange.  Its properties, which total approximately 5.6 million sq. ft. of GLA, are focused primarily in multi-tenant supermarket-anchored community shopping centers and drug store-anchored convenience centers in eastern and central Pennsylvania (28), Ohio (15), Maryland (3), New York (3), southern New Jersey (2), Connecticut (2) and Massachusetts (1).

Forward-Looking Statements

          Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s belief, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such a difference include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of shopping center acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels; the Company’s potential inability  to realize the level of proceeds from property sales as initially expected; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to refinance debt obligations when due.

Non-GAAP Financial Measures – FFO

          The Company considers Funds From Operations (“FFO”) to be a relevant and meaningful supplemental measure of the Company’s performance because it is predicated on a cash flow analysis, contrasted with net income, a measure predicated on GAAP, which gives effect to non-cash items such as depreciation and amortization. The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as income before allocation to minority interests (computed in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after preferred distribution requirements and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are computed to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income the amortization of costs incurred in connection with its financing or hedging activities, or depreciation of non-real estate assets, but does add back to net income those items that are defined as “extraordinary” under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to cash flow as a measure of liquidity. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not necessarily indicative of cash available to fund ongoing cash needs. The following table sets forth the Company’s calculations of FFO for the three months ended March 31, 2005 and 2004:

	2005	2004

Net income	$2,618,000	$1,343,000
Add (deduct):
Depreciation and amortization	3,730,000	2,192,000
Limited partners’ interest	62,000	36,000
Preferred distribution requirements	(1,294,000)	—
Minority interests	290,000	168,000
Minority interests’ share of FFO	(536,000)	(370,000)

Funds from operations	$4,870,000	$3,369,000

FFO per common share/OP Unit outstanding	$0.25	$0.20

Average number of common shares/OP Units outstanding (1)	19,805,000	16,895,000

(1) Assumes conversion of OP Units

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	March 31, 2005 (unaudited)	December 31, 2004

Assets
Real estate:
Land	$98,922,000	$97,617,000
Buildings and improvements	439,161,000	423,735,000

	538,083,000	521,352,000
Less accumulated depreciation	(19,427,000)	(16,027,000)

Real estate, net	518,656,000	505,325,000
Cash and cash equivalents	5,975,000	8,457,000
Cash at joint ventures and restricted cash	6,720,000	7,105,000
Rents and other receivables, net	5,630,000	4,483,000
Other assets	3,781,000	2,379,000
Deferred charges, net	10,406,000	9,411,000

Total assets	$551,168,000	$537,160,000

Liabilities and shareholders’ equity
Mortgage loans payable	$179,873,000	$180,430,000
Secured revolving credit facility	87,500,000	68,200,000
Accounts payable, accrued expenses, and other	7,319,000	9,012,000
Unamortized intangible lease liabilities	24,878,000	25,227,000

Total liabilities	299,570,000	282,869,000

Minority interests	11,979,000	11,995,000
Limited partners’ interest in Operating Partnership	5,511,000	6,542,000
Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 5,000,000 shares authorized, 2,350,000 shares issued and outstanding)	58,750,000	58,750,000
Common stock ($.06 par value, 50,000,000 shares authorized, 19,351,000 shares issued and outstanding)	1,161,000	1,161,000
Treasury stock (339,000 shares, at cost)	(3,919,000)	(3,919,000)
Additional paid-in capital	216,240,000	215,271,000
Cumulative distributions in excess of net income	(38,139,000)	(35,139,000)
Accumulated other comprehensive income (loss)	195,000	(165,000)
Unamortized deferred compensation plans	(180,000)	(205,000)

Total shareholders’ equity	234,108,000	235,754,000

Total liabilities and shareholders’ equity	$551,168,000	$537,160,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income
(unaudited)
	Three months ended March 31,

	2005	2004

Revenues:
Rents	$12,849,000	$8,809,000
Expense recoveries	3,673,000	2,360,000
Interest and other	5,000	106,000

Total revenues	16,527,000	11,275,000

Expenses:
Operating, maintenance and management	4,027,000	2,740,000
Real estate and other property-related taxes	1,475,000	1,100,000
General and administrative	969,000	642,000
Depreciation and amortization	3,949,000	2,722,000
Interest	3,137,000	2,524,000

Total expenses	13,557,000	9,728,000

Income before minority and limited partners’
interests	2,970,000	1,547,000
Minority interests	(290,000)	(168,000)
Limited partners’ interest	(62,000)	(36,000)

Net income	2,618,000	1,343,000
Preferred distribution requirements (net of limited partners’ share of $30,000)	(1,264,000)	—

Net income applicable to common shareholders	$1,354,000	$1,343,000

Per common share (basic and diluted)	$0.07	$0.08

Dividends to common shareholders	$4,354,000	$2,633,000

Per common share	$0.225	$0.160

Average number of common shares outstanding	19,351,000	16,456,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,

	2005	2004

Cash flow from operating activities:
Net income	$2,618,000	$1,343,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Minority interests	113,000	11,000
Limited partners’ interest	62,000	36,000
Straight-line rents	(492,000)	(260,000)
Depreciation and amortization	3,949,000	2,722,000
Amortization of intangible lease liabilities	(907,000)	(425,000)
Other	25,000	(34,000)
Increases/decreases in operating assets and liabilities:
Joint venture cash	(107,000)	165,000
Rents and other receivables	(655,000)	196,000
Other assets	(1,492,000)	(1,056,000)
Accounts payable and accrued expenses	(1,306,000)	(1,051,000)

Net cash provided by operating activities	1,808,000	1,647,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(16,709,000)	(30,177,000)
Other	25,000	(431,000)

Net cash (used in) investing activities	(16,684,000)	(30,608,000)

Cash flow from financing activities:
Line of credit, net	19,300,000	36,650,000
Proceeds from mortgage financings	—	723,000
Mortgage repayments	(557,000)	(6,243,000)
Distributions to minority interest partners	(129,000)	(332,000)
Distributions to limited partners	(102,000)	(70,000)
Preferred distribution requirements	(1,294,000)	—
Distributions to common shareholders	(4,354,000)	(2,633,000)
Deferred financing costs	(470,000)	(1,417,000)

Net cash provided by financing activities	12,394,000	26,678,000

Net (decrease) in cash and cash equivalents	(2,482,000)	(2,283,000)
Cash and cash equivalents at beginning of period	8,457,000	6,154,000

Cash and cash equivalents at end of period	$5,975,000	$3,871,000

Supplemental disclosure of cash activities:
Interest paid (including capitalized interest of $564,000 and $271,000)	$3,568,000	$2,489,000

Supplemental disclosure of non-cash investing and financing activities:
Purchase accounting adjustments	$350,000	$(202,000)

Assumption of mortgage loans payable	$—	$9,993,000